SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): February 1,
                              2001



                       SHOP AT HOME, INC.
                   --------------------------
     (Exact name of registrant as specified in its charter)




   Tennessee                 0-25596                62-1282758
-----------------------------------------------------------------
  (State or other         (Commission             (IRS Employer
 jurisdiction of         File Number)            Identification
                              No.)
                         incorporation)



      5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
    ----------------------------------------------------------
  (Address, including zip code, of principal executive office)

                        (615) 263-8000
        --------------------------------------------------
      (Registrant's telephone number, including area code)



Item 5.  Other Events

      On January 30, 2001, Shop At Home, Inc. held a conference call to discuss the Company's financial results for the Second quarter of its fiscal year 2001, ending December 31, 2000. These results were filed with the SEC on the Form 10-Q filed January 30, 2001. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript.

The conference call was also broadcast live over the Internet on Tuesday, January 30 at 9:00 a.m. Central Time. The audio live broadcast and replay of the
conference        call       was       also       made        available       at
www.collectibles.com/corporate/index.html. Finally, an instant replay of the conference call was made available through February 9, 2001 by dialing (402) 998-1856.

A transcript of the January 30, 2001, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SHOP AT HOME, INC.
                              (Registrant)



                              By: /s/ George J. Phillips
                              -------------------------------
                              George J. Phillips
                              Executive Vice President and
General Counsel

Date: February 1, 2001



EXHIBIT 99.1

               Shop At Home, Inc. Conference Call

DATE:     Tuesday, January 30, 2000

SPEAKERS:  Kent  Lillie, President and Chief  Executive  Officer;
Arthur  Tek,  Executive                      Vice  President  and
CFO; Tim Engle, President and COO Shop At Home Network and collectibles.com; and Ariane Amiri, Director of Investor Relations

TOPIC:    2Q Earnings Fiscal 2001 Conference Call

     OPERATOR: Welcome to Shop At Home's second quarter earnings conference call. At the request of Shop At Home Network, the conference is being recorded. If anyone has any objections to a recorded conference you may disconnect at this time.

     I  would now like to turn the conference over to Ms.  Ariane
Amiri.

     ARIANE AMIRI: Good morning, and welcome to Shop At Home's second quarter fiscal 2001 conference call. On the call with me today is Kent Lillie, President and Chief Executive Officer; Arthur Tek, Executive Vice President and Chief Financial Officer; and Tim Engle, President and Chief Operating Officer of the Shop At Home Network and collectibles.com.

     Our release was sent yesterday evening and our 10-Q is currently available on Edgar. We will begin by taking questions after our presentation of the quarterly results for the company and all related matters. You may direct your question to any of those present.

     Before we begin, I'd like to say that any statements made today on behalf of Shop At Home with regard to the expectations of future revenue, earnings, household distribution, or other performance factors, including any statements regarding the plans or objectives of management for future operations, are forward- looking statements for the purposes of the SEC statutes.

     Actual results may differ materially from these forward- looking statements for a number of reasons, as discussed in Shop At Home's SEC report.

     It is my pleasure now to introduce, Mr. Lillie.

     KENT LILLIE: Good morning. We continue to make progress on a number of key metrics during the most recent quarter, and especially since July, in pursuit of our three primary objectives, which are: One, the return the company to EBITDA positive, two, to completely eliminate our Series B Preferred Stock and its negative overhang, and three, to reduce debt.

     Through the December quarter we continued to grow the number of households reached through the Network and a total number of FTEs or full-time equivalents, while at the same time lowering our average costs for FTEs.

     We saw great progress in our Internet business collectibles.com, as it continues to grow at a rate faster than originally forecasted, in which today accounts for over 11 percent of total company revenue. Those profit margins continue to climb quarter-to-quarter.

     Losses due to fraud and other charge backs continue to improve in real terms and as a percentage of sales, and we continue to lower operating expenses over last quarter and even more significantly over the June quarter.

     Unfortunately, we were not immune to some of the problems in the retail sector in the last quarter, so revenues were somewhat disappointing. However, we have undertaken a number of aggressive initiatives to reverse this trend that are intended to quickly improve revenue despite the generally lethargic market conditions. Tim will speak to that in a moment.

     We're also pleased to report that the FCC has published, on January 16th, the notice of its approval of the transfer of KZJL in Houston, and upon the expiration of some additional regulatory time period, the transaction should be completed some time during early March.

     It is also important to note that our affiliates department has already replaced those FTEs that will be lost in Houston at the completion of this transfer.

     Net proceeds from the transaction will be used to pay down our $20 million bank facility, with the balance potentially used to reduce the preferred stockholders, to repay existing bond debt, or to invest in increasing our household reach, either through the acquisition of undervalued broadcast property, or it will be used as incentive to cable MSOs or DBS satellite.

     We are also in the process of winding down the operations of our subsidiary company, Collector's Edge of Tennessee. It is expected that we will have liquidated all the remaining assets of this company by the end of this quarter. The elimination of this subsidiary will improve earnings and cash flow for the company and will allow us to fully concentrate on our core business.

     Arthur Tek will now provide you an overview of our operating results and leading indicators.

     ARTHUR TEK:  Thanks, Kent.

     Shop At Home accelerated its progress in turning around operations during the December quarter. Our September quarter had shown improvement over the June quarter and most of our performance metrics, but December now shows even larger improvement in most areas and at least some improvement in all of our key indicators.

      Net revenues improved to $46.5 million in December from $40.8 million in September. EBITDA loss was reduced to $2,450,000 in the December quarter from $5,933,000 in September. Please note that EBITDA was negatively impacted in December by $1,135,000 relating to a one-time, non-cash increase in our reserve for merchandise returns.

      We increased our reserve as part of an adopting during the quarter, SAB 101, which relates to revenue recognition. Other metrics which improved included gross margin. During December, gross margin on sales was 36.2 percent up substantially from 31.7 percent in September. Again, please note that the 36.2 percent margin would have been higher but for our adoption of new accounting rules, which require shipping expense to be included in cost of goods sold rather than netted against revenue. This change reduced our margin from 37.8 percent to 36.2 percent, even though net income was unaffected.

      We also accelerated the reduction of credit card fraud, which shows up in the form of charge backs from the cardholders. Charge backs dropped 50 percent to 1.2 percent of sales from 2.4 percent in September.

      We continue to reduce head-count and compensation expenses. Annualized salaries declined by $1.0 million from September 30 to December 31. Since June 30 we have reduced head-count by 20 percent and annual salaries by $3.5 million.

      Our largest operating expense line is affiliate charges. This is the money we pay for carriage for our network. We continue to cancel or re-negotiate carriage agreements, which are not profitable for us. Since June 30 we have canceled or re- negotiated contracts saving the Company $3.5 million in annual expense.

      Another important element of our turnaround plan during the December quarter was the discontinuance of the operations of Collector's Edge of Tennessee, abbreviated CET. This subsidiary manufactured and distributed football cards. CET has been unprofitable on both a cash flow and net income basis over the past year. By discontinuing our operations and negotiating the sale of CET's assets, we are now able to concentrate all of our efforts on turning around our core business.

      The December results reflect a one-time write-down of CET's assets totaling $2.7 million after taxes. The December results also reflect charges related to our preferred stock. We booked preferred stock accretion and dividends of $4.2 million. The dividends were approximately $300 thousand. The balance of the $4.2 million is an accounting recognition of the benefit received by the preferred stockholders during the quarter because of the variable nature of their conversion rights and the premium paid to them.

     The good news here is we have dramatically reduced the amount of preferred stock outstanding. We have eliminated $14.2 million of Preferred B through a combination of conversions into common stock and redemptions for cash, leaving only $5.8 million currently outstanding.

      The Company's cash burn slowed dramatically during the December quarter. As a result, we were able to use $4.5 million to repurchase preferred stock, which we believe reduced potential dilution for our common shareholders. Although our cash balance declined moderately from 12.2 million at September 30 to 10.8 million at December 31, we would have enjoyed an increase in the cash balance without the preferred stock repurchase.

      Helping our cash position has been our private label credit card, which we introduced in late October. The card is financed by a third party, and therefore allows us to reduce credit risk and move away from financing our customers with our stretch pay.

      Looking forward, the sale of our Houston television station for $57 million in cash, which we anticipate will occur this current quarter, should provide more than enough working capital to complete our turnaround plan.

     Kent.

      KENT LILLIE: Thanks, Arthur. Tim will now address network-operating results from last quarter and plans for the near term.

      TIM ENGLE: Today my comments will concentrate on three areas: The challenges and continued improvements we are experiencing in our network operations, an update for our Web property, collectibles.com and, lastly, key areas of focus to us as we complete the remaining six months of fiscal 2001.

     First, a review of network operations, whether partly due to a slowing economy or the prolonged presidential election, we experienced an abnormally slower than usual holiday season. Although this did impact our inability to grow sales in the same quarter last year, we were able to grow revenue from the previous quarter over 14 percent and continue to reduce our EBITDA losses by over 71 percent from the June quarter and an additional 59 percent from the September quarter. This improvement was achieved by increasing margins, reducing charge backs, minimizing our reliance on stretch pay, and our commitment to reduce price points. Areas of continued challenge are reducing returns and growing revenues at the level we feel is necessary to reach sustained profitability. I will speak to these issues later in my discussion and how we believe both can be achieved.

      The Network showed steady margin increases since June quarter, with over 6 points improvement. This was accomplished through management of our product mix and improving our cost across virtually all our product categories. I fully expect that we will continue to be able to make further refinement in our product cost structure, resulting in our ability to maintain steady margin increases as we enter the second half of fiscal 2001.

     An area where we have made dramatic improvement is that of charge backs. Through better use of technology and changes in process, we have significantly reduced our losses from charge backs and fraud to 1.2 percent. If you recall, the June comparison was over 3.9 percent or 2.4 million for the quarter. This improvement alone has resulted in annual savings of $6.8 million. With ongoing process and technology improvements, we will once again be able to achieve levels below 1 percent, further improving our operational profitability.

     One area we have placed significant attention on is the reduction of company sponsored customer financing, or as we call it stretch pay. Since September quarter we have reduced our stretch pay balance by over 43 percent. This reduction is due in part to two initiatives: Reducing price points and the launch of our private label credit card and price points continue to drop across all categories. Since September quarter we have reduced price points over 18 percent to under $180. Additionally, with the launch of our credit card in November, we booked over $5.2 million in sales in just two months. This not only allows us to free up cash, but also increase overall incremental sales. As we enter the second half of our fiscal year, we will aggressively leverage this financing tool to continue to enhance our sales and cash optimization.

     Although, we have seen some improvement in overall returns, our work in this area is still ongoing. In fact, our review by product category indicates progress that should result in improvements in the coming quarters. With the exception of one product category, virtually every category has demonstrated improvement. Our ongoing effort to reduce price points and improve our customer experience will only build on those improvements.

     Now for collectibles.com. We continue to experience great success with the integration of collectibles.com into our network operations. This past quarter our net revenues exceeded $5.4 million, representing over 11.6 percent of total company net revenues, up from less than 1.0 percent one year ago. Additionally we were able to keep our customers on our site with time spent exceeding 18 minutes per visit. Also, collectibles.com continues to demonstrate some of the highest revenue per browser and conversion numbers in the industry, with all browsers averaging almost $15 per visit and a conversion rate in excess of 11 percent. Much of this success can be attributed to an early quarter interim site redesign, improving navigation, functionality, and product promotion. Additionally, new technologies have been implemented that demonstrate our commitment to make collectibles.com a dynamic and interactive shopping experience. This includes the addition of our gift guide, the ability to shop by brand, and enhanced editorial content section, and the implementation of ImagePump, which is an image enhancing technology that allows our customers to zoom on products with remarkable detail.

     Looking  forward, our primary objective is to,  once  again,

aggressively grow revenue.  Over the next six months,  we  expect to achieve that objective with the following initiatives:

          First, we have mandated throughout the company a program to aggressively identify and broaden our products. As part of that strategy, we recently announced several key changes in our merchandising teams that will facilitate this aggressive new approach. As an example, this past quarter we launched fitness and outwear programs, which resulted in millions of dollars in incremental sales. These were categories that were once virtually nonexistent on the Network. Our objective is to accelerate these types of new categories and create incremental revenue opportunities while broadening the appeal with our viewers. Nowhere is the upside to increase revenue growth greater than expanding our product base.

          Other than product improvements, as mentioned earlier, the greatest and quickest impact we can make in sales is to facilitate fundamental change in both customer service and sales operations. We are in the process of implementing innovative performance and incentive programs that encourage our representatives and managers to sell as much product as possible to the customer or to handle the service issue on one call. We have already seen many of these programs take traction through improvements in up-sell and cross-sell attach rates. With over a half a million sales calls taken every quarter, this program has the potential to significantly improve net revenue.

          To facilitate the expansion in product, we are finalizing the implementation of our distribution facility. With the first phase complete, we are now in the process of finalizing the second phase, which will provide us the ability to fulfill products on behalf of our vendors. The benefits are numerous. We will be able to widen our reach for available products, improve our overall shipping capabilities, and offer value-added services, which improve customer satisfaction and profit to the bottom line.

     Additionally, with the success of the first interim collectibles.com redesign in October, we will continue to improve sales during the next six months by adding several more features in advance of the major redesign launch, including a TV quality live stream of our network broadcast allowing customers the ability to watch or show in real-time, all the time. In addition, Web-only exclusive sales events coupled with an increased focus on horizontal Web site partnerships, search engine placement, and advertising exchanges will help increase Web traffic and revenue to collectibles.com. Lastly, the major redesign currently in production will provide an entirely new level of usability to collectibles.com with a site that takes full advantage of personalization and interactivity.

     In short, we are ready to strike fast and hard at the remaining challenges facing our business. We feel positive about the changes that have been implemented and confident that we can achieve the objective that have been given to us.

     Kent.

     KENT LILLIE: As our revenue initiative gain momentum and as we continue to ratchet down expenses, and with a little help from the economy, we expect that we can reach EBITDA break even this quarter.

     With that, we'll open this call for any questions.

     OPERATOR: Thank you. At this time we are ready to begin the question and answer session. If you would like to ask a question, please press star one on your touch-tone phone, and you will be announced prior to asking your question.

     Our first question comes from Ned Armstrong.

     NED ARMSTRONG:  Good morning, gentlemen.

     ALL:  Good morning.

     NED ARMSTRONG: Two questions, first involve the Preferred B convertible stock. You had mentioned that it was possible that you might use proceeds from the Houston sale to redeem that stock. What other means do you have available for redemption of that stock before it converts?

     ARTHUR  TEK:   Ned,  it's Arthur Tek.  We could  redeem  the
preferred stock for cash with the consent of our bondholders. We can mandate that the preferred stocks be converted into common stock. So, those are the primary means.

     NED  ARMSTRONG:   Okay,  would an  equity  infusion  from  a
strategic partner enable you to redeem the stock as well?

     ARTHUR TEK:  It would.

     NED   ARMSTRONG:    Okay.   My  second   question   involves
additional  station  sales.   Are you still  investigating  those
possibilities?

     KENT  LILLIE:   We're  always open.  We're  not  necessarily
actively  soliciting  but  we're  open  to  any  opportunity   to
liquidate at a good return at any of these stations, Ned.

     NED ARMSTRONG:  Okay, thank you.

     KENT LILLIE:  You're welcome, thank you.

     OPERATOR:  Our next question comes from John Risner.

     JOHN RISNER: Yes, the - I think it's a half million dollar deposit that was put down on the Bridgeport station. What's the status of that? Is that still being contested or have you received it and give some outlook on that?

     KENT LILLIE: It is still being contested and at this point we continue to feel strongly that the buyer in this case defaulted on his agreement to purchase the station.

     JOHN RISNER:  Is there any timing to the resolution of that?

     KENT LILLIE: No, I - it shouldn't take a great amount of time, but I would assume over several months.

     JOHN RISNER: And just to kind of piggyback on the previous question regarding station sales, was there a backup bid for that that you are negotiating with. I mean, I kind of got the sense from your answer that there's nothing - you're no longer pursuing the sale of that station?

     KENT LILLIE: No, we - all of our stations are open for any appropriate transactions, so it would be inappropriate to comment if we had then or have currently a backup offer.

     JOHN RISNER: Okay, and just lastly, the sale of the Houston property - the proceeds of that are acquired to pay down the back line - the $20 million?

     KENT LILLIE:  The $20 million line, yes.

     JOHN RISNER:  Okay, thank you.

     OPERATOR:  The next question comes from Mr. Chris Harris.

     CHRIS HARRIS:  Good morning.

     KENT LILLIE:  Good morning.

     CHRIS HARRIS: Regarding the sale of the Houston station, it was my recollection that we had initially expected that to take place in January or certainly sooner than March. Is there something that has pushed it off, and I guess along that line of questioning, are there further roadblocks? What else stands between it and closing at this point?

     KENT LILLIE: No, there are regulatory timetables that are really beyond any of our control, and this is - it's pretty much on track. We expected the approval for the transfer near the end of December beginning of January. We did get that in early January and then it was posted on January 16th. There was about a week delay there and that kicks in some other schedules. So, it's on time. There doesn't seem to be any substantial issues there that would prevent that from closing.

     CHRIS HARRIS: Is there any additional color on the Liberman side and any changes in his position or development on that end that you have pushed off the timing?

     KENT  LILLIE:   No,  oh  no.  No he  seems  ready,  has  his
financing in place, and he's ready to close and anxious to close.

     CHRIS HARRIS: The station sale, uh, on your use of proceeds. You mentioned in the release and also on the call that you would consider among other things taking out some of the bonds, can you kind of give a sense on where things stand at this point and how that decision will progress? You mentioned as an option also the process of buying another TV station or satellite or other provider. How will you get to there from here?

     KENT LILLIE: Well, a lot of that will be the decision based on a larger expansion in the company and market conditions and where there are opportunities. We're not required to pay the bond down for a year. We do have an opportunity to invest in different kinds of assets like television stations. So, we will carefully evaluate the market and other opportunities to continue to increase shareholder value and the value of our very valuable distribution systems.

     CHRIS HARRIS: With the release this morning suggested - or I read and it suggested that there might be opportunities - you might see opportunities to buy another broadcasting station on the cheap, is it your sense actually that multiples for or prices for such properties - these comparable properties are coming down or, you know, conversely, particularly under the new administration and potential for liberalization that actually values stations like your own and accordingly the prices are going up.

     KENT  LILLIE:   I'm  not  sure I  understand.   Is  there a question?

     CHRIS HARRIS: The question was, are you seeing - there are more opportunities out there? Do you feel like station prices have come down and that's going to be particularly compelling. Or in commerce you see them going up and your station then as well.

     KEN LILLIE: Well, there have been only a very few transactions recently. I think as always for prime properties if there's an increase in demand and a shortage of supply, the prices will continue to escalate and we think we have some real prime properties, particularly with our San Francisco station and in our Boston station. We still see some potential opportunity in the 700-mHz auction for our Cleveland and Boston value there as well.

     CHRIS HARRIS: But in terms of opportunities for you to spend money and acquire stations on the cheap, it's not in a sense that there are more - that it's any more attractive than it was two or three quarters ago?

     KENT  LILLIE:   Well,  we'll see how the  market  continues.
It's always difficult to forecast, but I think I think in conditions -

     CHRIS HARRIS:  At this point.

     KENT   LILLIE:    --   that  there  may  be   opportunities.
Particularly  with the downturn in advertising  revenues.   Thank
you for that, any other questions?

     OPERATOR:  Our next question comes from Mr. John Lawrence.

     JOHN LAWRENCE:  Yes, good morning, guys.

     KENT LILLIE:  Good morning, John.

      JOHN LAWRENCE: Arthur, can you comment just a minute on, obviously, the trend in the head counts going the right way and what we've talked about in the past. You know, when you look at a couple of categories, can you just give us some feel of when does this start to level out, I mean, particularly, the salary and wages category and I guess G&A and depreciation? I guess part of it is the lower revenue number as far as the pure percentage, but when do those start leveling out more than that?

      ARTHUR TEK: As we increase our number of households reached, that ultimately we have the effect of increasing head count because we need more people to take sales calls, we need more people for customer service. And Tim mentioned before that we're establishing our own shipping facility -

     JOHN LAWRENCE:  Right.

      ARTHUR TEK: -- that would require head count as well. So those would be going in an upward direction but we are continuing to look throughout the company at all opportunities to maximize the compensation that we pay.

     JOHN LAWRENCE:  Right.

      AUTHUR TEK: And I think in the 10-Q we made a statement that we strive to hire and retain people that will contribute the most toward profitability in relationship to their compensation.

      JOHN LAWRENCE: Okay, and particularly on the depreciation line, any thoughts - would you expect the same level of rate of depreciation for the second half of the year?

      ARTHUR TEK: It'll go down a little bit after the Houston station is sold, but not tremendously. And, yes, the depreciation that we have in place now includes all of the software and hardware purchases that we made over the past two years. That's now all being reflected in the numbers.

      JOHN LAWRENCE: Right, and Tim, one question there. As far as product categories, what was particularly strong in the quarter and what - have you seen any change in business in January?

      TIM ENGLE: The strong categories for the fourth have continued to be strong, but kind of our surprise for the quarter was fitness. We had a very strong fitness quarter and outerwear turned out to be a good category for us. You didn't ask but our weaker category was jewelry probably of the group, which we believe there's a lot of upside there. So -

     JOHN LAWRENCE:  Okay.

     TIM ENGLE:  -- we're looking at making improvements.

     JOHN LAWRENCE:  And tone of January business?

     TIM ENGLE:  Pardon me?

     JOHN LAWRENCE:  The tone of January business so far?

      KENT LILLIE: Well, it's been our practice not to comment, as you know, John, during the quarter. So, we're just not comfortable at this point in making that.

     JOHN LAWRENCE:  Okay, thanks.

     OPERATOR:  The next question comes from Ned Armstrong.

      NED ARMSTRONG: This is regarding the spectrum auction in March. Do you still anticipate that that auction takes place on March 6th as scheduled, or is your intelligence showing that it may be delayed again?

       KENT LILLIE: I don't think we have any different information than the marketplace. While we hope that the auction will go as planned - I think it's been delayed four times. I think there's been plenty of time for the wireless companies to prepare their bid and understand the market. But we're prepared to deal with the auction if it comes in March or if it's delayed again. It's very hard to handicap at this point.

     NED ARMSTRONG:  Okay, thank you.

     OPERATOR:  The next question comes from Mr. John Risner.

      JOHN RISNER:  Yes, just a follow up to the preferred.   Was
there a cash award given to the preferred holders to extend the date to March 31?

     ARTHUR TEK: No, there was on additional premium paid to the preferred holders to extend the date.

     JOHN RISNER:  What was their incentive to do so?

      KENT LILLIE: They were, I think, wanting to help maximize shareholder value for all the shareholders and cooperate with us to the extent they could.

     JOHN RISNER:  Okay, thank you.

     OPERATOR:  The next question comes from Mr. Greg Smalley.

      GREG SMALLEY: Hi, a couple of things: First, I was wondering if you could breakout collectibles.com operating loss and depreciation and amortization. Second, I see on the income statements there's now an advertising line in operating expenses and I just wondered if you could explain where that's come from. And, then, finally, regarding the spectrum auction, if they are delayed again, would you anticipate that delaying potential station sales and also would you require potential station purchasers to share the upside from those spectrum auction the way you did in the Liberman sale?

      KENT LILLIE: This is Kent. Let me respond first to the advertising line. The Company spends virtually zero on incremental or outside advertising. What we've been able to do is through our very substantial media buys in buying space
- either channel space or partial channel space on - directly with cable systems or broadcast stations have been able to leverage that, in return for that get pretty substantial advertising commitments. So a lot of that is an assignment of value to that advertising as part of our carriage fees. So, we've been able to really add a substantial value as part of our normal cost in building our distribution system. So, that's where you see that added expense. As to the value of the spectrum and selling stations, as you may recall, and it was noted, I think, in the release, that we'll share in any upside to the 60s spectrum value through our sale of the Houston station and other stations, which are Cleveland and Boston, that we would create a similar kind of arrangement.

       Arthur, do you want to speak to depreciation and amortization?

      ARTHUR TEK: Yes, Greg, you asked about collectibles.com broken out separately. Our 10-Q is on file and you'll find the information in there. If you look in the industry segment data and note #7, and you'll see that collectibles.com had revenues of 5.4 million, the loss from operations is 2.0 million, adding back depreciation and amortization of 352,000 would get you EBITDA of about 1.7 million negative. We do have allocations from the Network to collectibles.com in excess of 1.7 million and most of those costs were being incurred in any case. So, from our point of view we find the web site to be a positive contributor to cash flow.

     GREG SMALLEY:  Okay, thanks.


      OPERATOR:   At  this  time, if you  would  like  to  ask  a
question, please press star one on your touch-tone phone.

     The next question comes from Mr. Ned Armstrong.

       NED ARMSTRONG: Yes, with regard to the advertising expenditures, where were they carried prior to you breaking them out? Were they carried in transponder and cable charges or in the other SG&A category?

     KENT LILLIE: It's a fairly new category, Ned, that we really started to create about a year ago and through re-negotiations. So, it was a new way that the Company could create additional value to its existing expenditures. So, there really isn't, yet, a year-to-year comparison.

      ARTHUR TEK: Ned, at least 95 percent of what you see in that line was formally in the transponder and cable charges line.

     NED ARMSTRONG:  Okay, thank you.

      ARTHUR TEK: So, I think it's fair if you're doing a comparison to add the advertising into this year's cable and transponder line, compared against last.

     NED ARMSTRONG:  Okay, thank you.

      ARTHUR TEK: And then as you'll see - as you see the growth and the percentage of FTEs that our total cost for advertising, cable, and transponder, is decreasing - is relative - is not growing nearly as fast as the number of FTEs, so we're getting much more efficient in our costs per FTE and creating this large basket of advertising, if you will. Yes, I think if you look at the Q, Ned, the FTEs were up 18 percent, and the cost for them, including advertising, they were up only 8.0 percent.

     NED ARMSTRONG:  Okay, thank you.

     KENT LILLIE:  Well, great.  Ariane?

     ARIANE AMIRI: This ends our fiscal-year 2001 second quarter conference call. I'd like to thank Mr. Lillie, Mr. Tek, Mr. Engle, and all the participants for this conference for their time. We will have a dial-in instant replay of this call available to all interested parties until February 9th. You can access this replay by dialing 402-998-1856, or by logging on to our Web site at www.collectibles.com. Please contact the investor relations department if you would like a written transcript of this conference call. Thank you for joining us today.

     KENT LILLIE:  Thank you all very much.

      OPERATOR:  Thank you for attending today's conference call.
It has now ended, you may disconnect at this time.

                                  (End of Call)

[Please note that the Company corrected some typographical errors and made other transcription changes in the transcript it received from the conference call for better clarity.]